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FOR IMMEDIATE RELEASE MAY 19, 1998                                     EXHIBIT A

CONTACT: JEFF PALETZ, PRESIDENT
(612) 544-1260


                 CHOICETEL COMMUNICATIONS SHOWS 49% INCREASE IN FIRST
                                   QUARTER REVENUE
                       Company has a profitable first quarter.


Minneapolis, MN - ChoiceTel Communications announced first quarter earnings were $52,028 or $0.02 per share, compared to a loss in last year's first quarter of $136,666 or $0.07 per share. Revenue in the first quarter increased by $655,500 or 49% over the previous year's period. The increase in profitability is attributable to a 20% increase in the number of phones in service, higher rates for dial-around compensation, higher local coin rates on many of the company's Minnesota phones, and the reseller's discount on phone lines purchased from US West in Minnesota, which the company started to receive in the fourth quarter of 1997.

Selling, general and administrative expenses were up $212,000, which is an increase of 60% over last year, due to the Company's increased spending for marketing, acquisitions, and increased costs associated with being a publicly reporting company. Included in S,G & A are $25,000 spent for due diligence for the Sine Communications acquisition, which the company elected not to complete, and a bid to obtain the Minneapolis-St. Paul airport payphone contract, which was awarded to Ameritech. Ameritech will replace the U.S. West payphones currently installed at the Minneapolis-St. Paul Airport. The Company used the proceeds of the November 1997 IPO to reduce long-term debt, thereby reducing interest expense in the first quarter by $102,000 or 71% compared to the prior year.

Dial around revenue increased from $6.00 per phone per month in the first quarter of 1997 to $29.82 per phone per month in the first quarter of 1998. First quarter revenues have historically been lower than the rest of the year because of the seasonality of the outdoor payphones the Company operates in the northern states of Minnesota, Oregon and Idaho.

ChoiceTel Communications announced on May 8 a purchase agreement with Jay Telephone Vending of Philadelphia PA to acquire its payphone route of approximately 1,000 phones. This acquisition is expected to increase ChoiceTel's base of installed payphones to 4,300, a 30% increase. The Company expects to close the transaction in June.

Jeff Paletz, president of ChoiceTel Communications stated "the Jay Telephone payphone route is similar to our Minnesota route in that it consists of primarily high coin revenue phones, with


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attractive cashflow.  The phones are located in the densely populated city and will be very efficient to operate. We expect this route will be additive to our earnings per share."

     Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by ChoiceTel) contains statements that are forward-looking (as defined in Section 27A of the Securities Act of 1933, as amended), such as statements relating to the proposed acquisition of approximately 1,000 pay phones from Jay Telephone Vending in Philadelphia. A closing of the transaction is subject to the completion of due diligence and closing may be subject to unanticipated delays. In the event the transaction is completed, the actual results of operating the Philadelphia-based phones may differ from those expressed in any forward-looking statements made by or on behalf of ChoiceTel due to unexpected costs incurred in taking over the management of the acquired assets.



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